UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 11, 2008

Landec Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-27446	94-3025618
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3603 Haven Ave. Suite E, Menlo Park, California		94025
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-306-1650

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 11, 2008, the Board of Directors (the "Board") of Landec Corporation (the "Company") elected Steven Goldby to serve as a new member of the Board as a Class I Director and as a member of the Audit Committee. Mr. Goldby has not had any direct or indirect material interest in any transaction since the beginning of the Company's last fiscal year, or in any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

In connection with his election, the Company granted Mr. Goldby an option to purchase 10,000 shares of the Company's Common Stock, vesting in equal monthly installments over three years, as well as 3,333 Restricted Stock Units, which vest fully on the third anniversary of the grant.

(e) On December 11, 2008, the Company entered into a new executive employment agreement (the "Employment Agreement") with Mr. Gary T. Steele, President, Chief Executive Officer and Chairman of the Board of the Company, effective as of January 1, 2009, setting forth the terms of his employment. The Employment Agreement expires on December 31, 2011 unless renewed or extended by both parties, and provides that Mr. Steele shall be paid an annual base salary of $375,000 (which is Mr. Steele's current annual base salary) through December 31, 2009 and an annual base salary of $450,000 from January 1, 2010 until December 31, 2011, plus an annual cash incentive award based upon the attainment of pre-determined, mutually established goals. Mr. Steele will be eligible for grants of equity interests under the Company’s 2005 Stock Incentive Plan at such times and in such amounts as determined by the Compensation Committee of the Board.

The Employment Agreement further provides that upon Mr. Steele’s death or disability, the Company shall pay Mr. Steele or his estate his unpaid base salary and the pro rata portion of his annual incentive award through the date of termination. If Mr. Steele is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Mr. Steele’s place of employment, reduction in salary, material reduction in his maximum bonus payment or material reduction of his duties or authority), Mr. Steele will receive a severance payment equal to 100% of his annual base salary and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Mr. Steele (and his spouse) until Mr. Steele attains age 65 or at such earlier time as Mr. Steele receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Employment Agreement provides that if Mr. Steele is terminated without cause or terminates his employment for good reason within two (2) years following a "change of control," Mr. Steele will receive a severance payment equal to 150% of his annual base salary and the Company will pay the monthly premiums for health insurance coverage for Mr. Steele (and his spouse) until Mr. Steele attains age 65 or at such earlier time as Mr. Steele receives substantially equivalent health insurance coverage in connection with new employment. In the event of a "change of control," all of Mr. Steele’s unvested stock options and other equity awards shall immediately vest and become exercisable.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the Employment Agreement, which is filed as an exhibit hereto.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of December 11, 2008, the Board approved an amendment and restatement of its Bylaws to increase the number of directors from eight (8) to nine (9). Attached as Exhibit 3.1 to this filing is a copy of the Amended and Restated Bylaws.

Item 8.01 Other Events.

On December 16, 2008, Landec issued a press release announcing Mr. Golby's election as a director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 3.1 - Amended and Restated Bylaws of the Company.
Exhibit 10.26 - Employment Agreement with Gary T. Steele effective January 1, 2009.
Exhibit 99.1 - Press Release Dated December 16, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landec Corporation

December 16, 2008	By:	/s/Gregory S. Skinner

Name: Gregory S. Skinner
Title: Vice President of Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws of the Company
10.26	Employment Agreement with Gary T. Steele effective January 1, 2009
99.1	Press Release Dated December 16, 2008